Exhibit 99.1

AMRI Announces Third Quarter 2010 Results

ALBANY, N.Y.--(BUSINESS WIRE)--November 9, 2010--AMRI (NASDAQ: AMRI) today reported financial and operating results for the third quarter ended September 30, 2010.

Financial and operational highlights for the quarter include:

  Contract revenue growth of 8% over third quarter 2009 driven by 89% organic growth of Discovery and Development/Small Scale operations in Asia and Europe
  Contract revenue growth of 20% in Large Scale Manufacturing
  The selection of a compound for advanced preclinical testing from our proprietary research program for the treatment of irritable bowel syndrome (IBS)

Third Quarter 2010 Results

Total revenue for the third quarter of 2010 was $50.6 million, an increase of 6% compared to total revenue of $47.7 million reported in the third quarter of 2009.

Total contract revenue for the third quarter of 2010 was $42.9 million, an increase of 8% compared to total contract revenue of $39.7 million reported in 2009. Total contract revenue encompasses revenue from AMRI’s Discovery Services, Development and Small Scale Manufacturing, and Large Scale Manufacturing business components.

  Discovery Services contract revenue for the third quarter was $11.9 million, consistent with the third quarter of 2009
  Development/Small Scale Manufacturing contract revenue for the third quarter was $9.1 million, a decrease of 6% from $9.7 million in 2009
  Large Scale Manufacturing contract revenue for the third quarter was $21.9 million, an increase of 20% from $18.2 million in 2009

Recurring royalties in the third quarter of 2010 were $7.7 million, a decrease of 3% compared to recurring royalties of $7.9 million reported in 2009. AMRI earns royalties from worldwide sales of the non-sedating antihistamine Allegra® (Telfast® outside the United States), as well as certain generic forms of Allegra®, for patents relating to the active ingredient in Allegra®.

Net loss under U.S. GAAP was $(9.9) million, or $(0.33) per basic and diluted share in the third quarter of 2010, compared to net income of $0.4 million, or $0.01 per basic and diluted share for the third quarter of 2009. Net loss under U.S. GAAP includes the impact of accruing a reserve related to an unfavorable arbitration ruling of $6.3 million or $(0.21) per basic and diluted share, net of tax. Net loss, as adjusted (excluding the impact of this reserve and certain restructuring charges in the third quarter of 2010) was $(3.6) million, or $(0.12) per basic and diluted share.

On October 13, 2010 the International Centre for Dispute Resolution issued an arbitration award in favor of Borregaard Industries Limited, Borregaard Synthesis against AMRI related to the cancellation of a purchase agreement. AMRI disagrees with the ruling of the arbitrator and believes that it properly terminated the purchase agreement and is currently exploring all options to resolve this matter, including possible settlement.

For a reconciliation of net income and earnings per diluted share as reported to adjusted net income and adjusted earnings per diluted share for the 2010 and 2009 reporting periods, please see Table 1 at the end of this press release.

Year-to-Date

Total revenue for the nine-month period ended September 30, 2010 was $149.4 million, a decrease of 2% compared to $153.0 million for the same period in 2009.

Total contract revenue for the first nine months of 2010 of $122.5 million represented an increase of 1% over the same period in 2009.

  Contract revenue for Discovery Services in the nine-month period ended September 30, 2010 was $35.8 million, an increase of 3% from $34.9 million in 2009
  Contract revenue for Development/Small Scale Manufacturing in the nine-month period ended September 30, 2010 was $25.9 million, a decrease of 10% from $28.7 million in 2009
  Contract revenue for Large Scale Manufacturing in the nine-month period ended September 30, 2010 was $60.8 million, an increase of 5% compared to $58.1 million in the nine-month period ended September 30, 2009

Recurring royalties from Allegra® for the first nine months of 2010 were $26.9 million, a decrease of 1% compared to royalty revenue of $27.2 million in 2009.

Total revenue in the nine months of 2009 included milestone revenue of $4.0 million resulting from the company’s 2005 licensing agreement with BMS.

Net loss under U.S. GAAP in the first nine months of 2010 was $(13.8) million or $(0.44) per basic and diluted share, compared to net income of $2.5 million or $0.08 per basic and diluted share in the first nine months of 2009. Net loss, as adjusted (excluding the impact of the arbitration ruling and certain restructuring charges) for the first nine months of 2010 was $(1.3) million or $(0.04) per basic and diluted share.

For a reconciliation of net income and earnings per diluted share as reported to adjusted net income and adjusted earnings per diluted share for the 2010 and 2009 reporting periods, please see Table 1 at the end of this press release.

AMRI Chairman, President and CEO Thomas E. D'Ambra said, “Similar to our second quarter results, results this quarter reflect the continued shift in customer demand for services in Asia and Europe, as evidenced by the on-going growth of our international locations. Offsetting this growth internationally is a corresponding decrease in domestic turnover. These factors have resulted in flat performance relative to year over year comparison. At the same time, our two recent acquisitions (Wales, UK and Burlington, Massachusetts) have shown signs that it will take a few months longer to demonstrate the synergies to our business than we first had anticipated. The US Food and Drug Administration Warning Letter received by our Burlington, Massachusetts sterile fill and finish business significantly impacted operating results in the third quarter due to the necessity to slow down production as we work through the issues raised by the FDA. We are utilizing all available resources within our organization, augmented by highly respected industry experts, to fully address FDA concerns and we are optimistic that we will have resolved this matter in the first half of 2011.”

Dr. D’Ambra continued, “We were pleased in the quarter to have received first place in the inaugural Pfizer Route Design Innovation Award, beating out peer service providers in our space in a global competition. This demonstrates the ability of our scientists to innovate and contribute solutions to our customer’s projects. In addition, with the recent hire of Dr. David Lathbury, formerly of AstraZeneca, to head up our global chemical development scientific teams, AMRI is further positioned to build on and strengthen relationships with large pharma, as they continue on a trend to outsource increasing amounts of their research and development efforts. We also remain enthusiastic about developments from our R&D initiatives, as our own Phase I clinical programs for anti-cancer and obesity continue to make forward progress. Two milestones for the quarter were the initiation of a Phase I clinical trial for the lead compound in our obesity program, and the advancement of a compound from our irritable bowel syndrome program into advanced preclinical testing.”

Liquidity and Capital Resources

At September 30, 2010, AMRI had cash, cash equivalents and marketable securities of $42.2 million, compared to $111.1 million at December 31, 2009.

The decrease in cash, cash equivalents and marketable securities is due primarily to the use of $45.4 million for the acquisitions of Excelsyn Ltd. and Hyaluron, Inc., treasury share repurchases of $10.0 million, capital expenditures of $8.3 million, and cash used in operations of $5.3 million. Cash used in operations in the third quarter was $6.1 million. As of September 30, 2010, AMRI completed a $10 million share repurchase program, purchasing 1.6 million shares on the open market.

Total debt at September 30, 2010 was $13.2 million, down from $13.5 million at December 31, 2009. Cash, cash equivalents, and marketable securities, net of debt, were $28.9 million at September 30, 2010. Total common shares outstanding, net of treasury shares, were 30,280,451 at September 30, 2010.

2010 Financial Guidance Update

AMRI Chief Financial Officer Mark T. Frost provided contract revenue and EPS guidance for the fourth quarter and the full year 2010. “In the fourth quarter, we expect contract revenue to range from $40 million to $43 million, an increase of up to 23% from fourth quarter 2009 levels. For the full year 2010, we expect contract revenue to range from $162 million to $165 million, an increase of up to 5% versus 2009.”

Mr. Frost continued, “With regard to our royalty revenues from worldwide sales of Allegra® and certain generic forms of Allegra®, we expect fourth quarter royalties of approximately $6 million to $7 million and expect full year 2010 royalties of approximately $33 million to $34 million. For the fourth quarter, we expect loss per share, as adjusted to range from $(0.17) to $(0.14). For the full year we expect loss per share, as adjusted to range from $(0.21) to $(0.18).”

Recent Highlights

Recent noteworthy announcements or milestones at AMRI include the following:

  Inaugural winner of the Pfizer Route Design Innovation Award, beating out 40 companies who were invited to share innovative ideas for process chemistry and large scale Active Pharmaceutical Ingredient (API) production.
  The commencement of a Phase I study of ALB-127158(a), a novel MCH1 receptor antagonist offering a potential new approach for the treatment of obesity. The Phase I study is anticipated to be completed during the first quarter of 2011.
  The selection of a compound from a proprietary research program for the treatment of irritable bowel syndrome (IBS) for advanced preclinical testing, with the goal of submitting an Investigational New Drug Application (IND) with the U.S. Food and Drug Administration (FDA) in 2011.
  The hire of David C. Lathbury, Ph.D. as vice president of chemical development assuming leadership for AMRI’s Chemical Development business including operations in Albany, Rensselaer and Syracuse, New York.
  The promotions of three key members in sales leadership including: Dr. Mark Sawicki to vice president of business development for Europe, Christopher Conway to senior director of business development for North American Discovery Services, and Angie Urdanoff to senior director, sales operations.
  The successful outcome of a FDA inspection of the company’s U.S. chemical development facilities located in Albany, New York, in August 2010 with no issuance of a Form 483.

Third Quarter Conference Call

AMRI will host a conference call at 10:00 a.m. EDT on Tuesday, November 9, 2010 to discuss its quarterly results, business highlights and prospects. During the conference call, the company may discuss information not previously disclosed to the public.

The conference call can be accessed by dialing 800-474-8920 (domestic calls) or 719-457-2705 (international calls) at 9:45 a.m. EDT and entering passcode 6430398. The webcast will be available live via the Internet and can be accessed on the company's website at www.amriglobal.com. Replays of the webcast can be accessed for up to 90 days after the call via the investor area of the company's website at www.amriglobal.com/investor_relations/.

About AMRI

Founded in 1991, Albany Molecular Research, Inc. (AMRI) provides scientific services, products and technologies focused on improving the quality of life. AMRI works on drug discovery and development projects and conducts manufacturing of active ingredients and pharmaceutical intermediates for many of the world's leading healthcare companies. As an additional value added service to its customers, the company is also investing in R&D in order to expand its contract services and to identify novel early stage drug candidates with the goal to outlicense to a strategic partner. With locations in the United States, Europe, and Asia, AMRI provides customers with a wide range of services, technologies and cost models.

Forward-looking Statements

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. These statements include, but are not limited to, statements regarding the company's estimates of revenue and earnings per share for the fourth quarter and full year 2010, statements made by the company's chief executive officer and chief financial officer, including statements under the caption “2010 Financial Guidance Update” regarding the strength of the company's business and prospects, statements concerning our expectations relating to our recent research and development programs, statements concerning the opportunities related to the Hyaluron acquisition, and statements concerning the company's momentum and long-term growth. Readers should not place undue reliance on our forward-looking statements. The company's actual results may differ materially from such forward-looking statements as a result of numerous factors, some of which the company may not be able to predict and may not be within the company's control. Factors that could cause such differences include, but are not limited to, the results of the FDA’s investigation of our Burlington, Massachusetts facility (and the disruption to our business during that investigation), the company's ability to attract and retain experienced scientists, trends in pharmaceutical and biotechnology companies' outsourcing of chemical research and development, including softness in these markets, sales of Allegra® and the impact of the "at-risk" launch of generic Allegra® on the company's receipt of significant royalties under the Allegra® license agreement, the risk of an “at-risk” launch of generic Allegra-D® and the impact of that on the company’s receipt of significant royalties under the Allegra® license agreement, the risk that Allegra® may be approved for over-the-counter use, the over-the-counter sale of Claritin, the over-the-counter sale of generic alternatives for the treatment of allergies and the risk of new product introductions for the treatment of allergies including generic forms of Allegra®, the success of the company's collaborations with customers including the collaboration with Bristol-Myers Squibb Company related to biogenic amine reuptake inhibitors, the company's ability to enforce its intellectual property and technology rights, the company's ability to successfully develop novel compounds and lead candidates in its collaborative arrangements, the company's ability to take advantage of proprietary technology and expand the scientific tools available to it, the ability of the company's strategic investments and acquisitions to perform as expected, as well as those risks discussed in the company's Annual Report on Form 10-K for the year ended December 31, 2009 as filed with the Securities and Exchange Commission on March 12, 2010, and the company's other SEC filings. Revenue and other earnings related guidance offered by senior management today represent a point-in-time estimate and are based on information as of the date of this press release. Senior management has made numerous assumptions in providing this guidance which, while believed to be reasonable, may not prove to be accurate. Numerous factors, including those noted above, may cause actual results to differ materially from the guidance provided. The company expressly disclaims any current intention or obligation to update the guidance provided or any other forward-looking statement in this press release to reflect future events or changes in facts assumed for purposes of providing this guidance or otherwise affecting the forward-looking statements contained in this press release.

Non-GAAP Adjustment Items

To supplement our financial results prepared in accordance with U.S. GAAP, we have presented non-GAAP measures of net income, income from operations and earnings per basic and diluted share, as adjusted. These measures exclude a reserve relating to an unfavorable arbitration ruling and certain acquisition, restructuring and asset impairment related adjustments in the 2010 period. We believe presentation of these non-GAAP measures enhances an overall understanding of our historical financial performance because we believe they are an indication of the performance of our base business. Management uses these non-GAAP measures as a basis for evaluating our financial performance as well as for budgeting and forecasting of future periods. For these reasons, we believe they can be useful to investors. The presentation of this additional information should not be considered in isolation or as a substitute for income from operations, net income or earnings per diluted share prepared in accordance with U.S. GAAP.

Albany Molecular Research, Inc.
Condensed Consolidated Statements of Operations (unaudited)

	Three Months Ended		Nine Months Ended
(Dollars in thousands, except for per share data)	September 30, 2010	September 30, 2009	September 30, 2010	September 30, 2009

Contract revenue	$42,873	$39,737	$122,497	$121,763
Recurring royalties	7,744	7,929	26,926	27,239
Milestone revenue	—	—	—	4,000
Total revenue	50,617	47,666	149,423	153,002

Cost of contract revenue	42,083	33,885	111,360	107,224
Technology incentive award	775	790	2,693	2,815
Research and development	2,873	4,075	8,449	12,061
Selling, general and administrative	10,517	9,042	30,399	28,063
Restructuring and impairment charges	9	(20)	8,002	(35)
Arbitration reserve	9,626	—	9,626	—
Total operating expenses	65,883	47,772	170,529	150,128

(Loss) income from operations	(15,266)	(106)	(21,106)	2,874

Interest income, net	53	93	162	304
Other (expense) income, net	(650)	98	(612)	(91)

(Loss) income before income taxes	(15,863)	85	(21,556)	3,087

Income tax (benefit) expense	(5,972)	(280)	(7,805)	601

Net (loss) income	$(9,891)	$365	$(13,751)	$2,486

Basic (loss) earnings per share	$(0.33)	$0.01	$(0.44)	$0.08

Diluted (loss) earnings per share	$(0.33)	$0.01	$(0.44)	$0.08

Albany Molecular Research, Inc.
Selected Consolidated Balance Sheet Data
(unaudited)

	September 30,	December 31,
(Dollars in thousands, except for per share data)	2010	2009

Cash, cash equivalents and investment securities	$42,155	$111,058
Accounts receivable, net	34,132	23,616
Royalty income receivable	7,380	7,101
Inventory	28,369	25,143
Total current assets	133,003	180,464
Property and equipment, net	177,072	166,746
Total assets	369,110	373,692

Total current liabilities	47,444	30,734
Long-term debt, excluding current installments	12,937	13,212
Total liabilities	75,569	59,079
Total stockholders’ equity	293,541	314,613
Total liabilities and stockholders’ equity	369,110	373,692

Table 1: Reconciliation of third quarter 2010 and 2009 reported (loss) income from operations, net income and earnings per diluted share to adjusted net income and adjusted earnings per share:

	Third Quarter	Third Quarter	YTD	YTD
	2010	2009	September 30, 2010	September 30, 2009
(Loss) income from operations, as reported	$(15,266)	$(106)	$(21,106)	$2,874
AMRI Hungary restructuring	-	(20)	(133)	(35)
AMRI US restructuring and impairment	9	-	8,135	-
Business acquisition costs	-	-	1,604	-
(Loss) income from operations, as adjusted	$(15,257)	$(126)	$(11,500)	$2,839

Net (loss) income, as reported	$(9,891)	$365	$(13,751)	$2,486
AMRI Hungary restructuring, net of tax	-	(20)	(133)	(35)
AMRI US restructuring and impairment, net of tax	6	-	5,288	-
Income taxes	-	(842)	-	(842)
Business acquisition costs, net of tax	-	-	1,079	-
Arbitration reserve, net of tax	6,257		6,257
Net (loss) income, as adjusted	$(3,628)	$(497)	$(1,260)	$1,609

(Loss) earnings per diluted share, as reported	$(0.33)	$0.01	$(0.44)	$0.08
AMRI Hungary restructuring, net of tax	-	-	-	-
AMRI US restructuring and impairment, net of tax	-	-	0.17	-
Income taxes	-	(0.03)	-	(0.03)
Business acquisition costs, net of tax	-	-	0.03	-
Arbitration reserve, net of tax	0.21	-	0.20	-
(Loss) earnings per diluted share, as adjusted	$(0.12)	$(0.02)	$(0.04)	$0.05

CONTACT:
Albany Molecular Research, Inc.
Media:
Andrea Schulz, 518-512-2226
AMRI Director of Corporate Communications
or
Investors
Peter Jerome, 518-512-2220
AMRI Director of Investor Relations